IMAX CORPORATION

EXHIBIT 24

POWER OF ATTORNEY

Each of the persons whose signature appears below hereby constitutes and appoints Patrick McClymont and Robert D. Lister, and each of them severally, as his true and lawful attorney or attorneys with power of substitution and re-substitution to sign in his name, place and stead in any and all such capacities the Form 10-K, including the French language version thereof, and any and all amendments thereto and documents in connection therewith, and to file the same with the United States Securities Exchange Commission (the “SEC”) and such other regulatory authorities as may be required, each of said attorneys to have power to act with and without the other, and to have full power and authority to do and perform, in the name and on behalf of each of the directors of the Corporation, every act whatsoever which such attorneys, or either of them, may deem necessary or desirable to be done in connection therewith as fully and to all intents and purposes as such directors of the Corporation might or could do in person.

Dated this 27th day of February 2018.

Signature	Title

/s/ Bradley Wechsler Bradley Wechsler	Chairman of the Board & Director

/s/ Richard Gelfond Richard Gelfond	Chief Executive Officer (Principal Executive Officer)

/s/ Neil Braun Neil Braun	Director

/s/ Eric Demirian Eric Demirian	Director

/s/ Kevin Douglas Kevin Douglas	Director

/s/ Greg Foster Greg Foster	Director

/s/ David Leebron David Leebron	Director

/s/ Michael Lynne Michael Lynne	Director

/s/ Michael MacMillan Michael MacMillan	Director

/s/ Dana Settle Dana Settle	Director

/s/ Darren Throop Darren Throop	Director

/s/ Patrick McClymont Patrick McClymont	Chief Financial Officer (Principal Financial Officer)

/s/ Jeffrey Vance Jeffrey Vance	Controller (Principal Accounting Officer)